Exhibit 10.2

August 21, 2024

Michael Spanos

Dear Mike,

This letter agreement (the “Agreement”) confirms the verbal offer extended to you by Bloomin’ Brands, Inc. (the “Company”) to serve as Chief Executive Officer (“CEO”) of the Company and its Affiliates, reporting to the Board of Directors of the Company (the “Board”). Your effective date will be September 3, 2024 (the “Start Date”). Whenever used in this Agreement, the term “Affiliate” will mean, with respect to any entity, all persons or entities directly or indirectly controlled by Bloomin’ Brands, Inc., where control may be by management authority, contract or equity interest.

The terms of your employment will be:
1.     Employment and Board Service. Subject to earlier termination as provided for in Section 7 hereof, the Company hereby employs you, and you hereby accept employment with the Company as its CEO commencing on the Start Date. Also, subject to the requirements of applicable law (including, without limitation, any rules or regulations of any exchange on which the common stock of the Company is listed, if applicable), the Company agrees appoint you to the Board commencing on the Start Date and to propose to the stockholders of the Company at each annual meeting occurring during the term of your employment as CEO your election or re-election, as applicable, as a member of the Board. If your employment with the Company terminates for any reason, your membership on the Board will also terminate, unless otherwise agreed in writing by you and the Company. In no event will a failure to reappoint or re-elect you to the Board constitute “Good Reason” for purposes of this Agreement. As CEO of the Company, you will diligently, competently, and faithfully perform all of the duties and functions (a) set forth in the Company’s Fourth Amended and Restated Bylaws, as they may be amended from time to time (the “Bylaws”), and (b) customarily associated with or assigned to you by the Board commensurate with the position of CEO of the Company. Your employment relationship with the Company will also be governed by the general employment policies and practices of the Company, which are not contractual in nature and are subject to change by the Company, except that when the terms of this Agreement differ from or are in conflict with such policies and practices, this Agreement will control. Notwithstanding the foregoing, you will be permitted to manage personal investments, participate in charitable, educational, and professional activities, and, with the approval of the Board (which shall not be unreasonably withheld), serve on the board of directors or equivalent governing body, including any committees, of one for profit business that does not compete with the Company, provided that such activities do not materially interfere with the performance of your duties to the Company.
2.    Compensation. During the Term of Employment, subject to your performance in accordance with this Agreement, you will be entitled to the following:

a.    Base Salary. You will be entitled to an annual base salary equal to One Million Dollars ($1,000,000), payable in equal biweekly installments by the Company, subject to annual review for increase, but not decrease, in the discretion of the Board or the Compensation Committee of the Board (the “Compensation Committee”).
b.    Annual Bonus Compensation. For each calendar year completed during the term hereof, you will be entitled to receive an annual bonus (the “Annual Bonus”) on the following terms and conditions. The Annual Bonus will be determined under, and subject to, the terms of the Company’s annual bonus plan or program for its executives generally, as in effect from time to time (the “Bonus Plan”). Your target Annual Bonus (“Target Bonus”) will be equal to one hundred seventy-five percent (175%) of the Base Salary, provided, however, that for fiscal year 2024, your Annual Bonus will be pro-rated based on the portion of the year during which you are employed by the Company and based on the attainment of performance goals under the Bonus Plan, as determined by the Board or the Compensation Committee. Any bonus due to you hereunder will be paid in the time and manner set forth in the Bonus Plan, including, among other things, the requirement that to be eligible you remain continuously employed with the Company through the payment date except as otherwise provided in Section 8. Your maximum Annual Bonus for any particular year will be two hundred percent (200%) of the Target Bonus.
c.    Equity-Based Compensation. With respect to each calendar year during the term of this Agreement beginning in 2025, subject to your continuous employment through the date of grant, at or about the time that the Company makes annual grants generally to its senior officers, the Company will award you a long-term incentive award under its 2020 Omnibus Incentive Compensation Plan (or successor plan, the “Plan”) and the award agreements thereunder having a target fair market value at the time of grant of $6,000,000 in accordance with applicable guidelines established by the Board or the Compensation Committee from time to time, in the sole discretion of, and in a form and amount determined by, the Board or the Compensation Committee. All equity awards will be subject to the receipt of any required stockholder, Board or Compensation Committee approvals, the terms of the Plan as then in effect and the award agreement evidencing such award, and the attainment of any applicable performance goals.
d.    Transition Award. On the first trading day of the first calendar month next following the Start Date (the “Grant Date”) the Company will grant to you a one-time equity award (the “Transition Award”) in accordance with and subject to the Plan and a corresponding award agreement thereunder consisting of restricted stock units representing a number of shares of the Company’s common stock, $0.01 par value per share (“Common Stock”), equal to One Million Five Hundred Thousand Dollars ($1,500,000) divided by the closing market price of the Common Stock on the Grant Date and vesting as to one-third (1/3) of the restricted stock units on each anniversary of the Grant Date.

e.    Inducement Compensation.

i.    On the Company’s first regular payroll date occurring after the Start Date, the Company will pay you a one-time cash bonus equal to Five Hundred Thousand Dollars ($500,000). If, however, your employment with the Company is terminated for any reason prior to the first anniversary of the Start Date, the bonus under this paragraph must be repaid to the Company in cash within thirty (30) days of the termination of your employment with the Company; provided that if your termination is for any reason other than a termination for Cause or resignation without Good Reason, you will only be required to repay the net after-tax amount of such bonus.
ii.    On the Grant Date, the Company will grant to you a one-time equity award in accordance with and subject to the Plan and a corresponding award agreement thereunder consisting of restricted stock units representing a number of shares of Common Stock equal to One Million Dollars ($1,000,000) divided by the closing market price of the Common Stock on the Grant Date and vesting as to one-third (1/3) of the restricted stock units on each anniversary of the Grant Date.
f.    Relocation Bonus. Your services will be performed primarily at the Company’s office located in Tampa, Florida, subject to travel requirements in connection with your duties under this Agreement. In connection with the relocation of your principal residence to the Tampa, Florida vicinity, on the Company’s first regular payroll date occurring after the Start Date, the Company will pay you a one-time relocation bonus equal to Five Hundred Thousand Dollars ($500,000), subject to applicable taxes and withholding. If, however, your employment with the Company is terminated for any reason prior to the first anniversary of the Start Date, or if you fail to permanently relocate to the Tampa, Florida vicinity prior to the first anniversary of the Start Date, the bonus under this paragraph must be repaid to the Company in cash within thirty (30) days following the earlier of the termination of your employment with the Company or the first anniversary of the Start Date; provided that in the case of a termination of employment, if such termination is for any reason other than a termination for Cause or is for a resignation with Good Reason, (i) you will not be required to repay any amount that you have already expended in relocating or in preparation for relocating, and (ii) you will only be required to repay the net after-tax amount of the excess of such bonus over any expenses described in (i).
3.    Paid Time Off. During your employment, you will be entitled to four (4) weeks of vacation per annum, to be taken at such times and intervals as will be determined by you, subject to the reasonable business needs of the Company. Vacation will otherwise be governed by the policies of the Company, as in effect from time to time. Unless required by applicable law which cannot be waived, vacation time granted but not used in any year will be forfeited at the end of such one-year period and may not be carried over to any subsequent year.

4.    Fringe Benefits. In addition to any other rights you may have hereunder, you will also be entitled to participate in those employee benefit plans, programs and arrangements, including, but not limited to life insurance, medical benefits, etc., if any, as may be provided by the Company to similar employees of the Company, in each case as such plans, programs and arrangements may be in effect from time to time, all subject to the terms of such plans, programs or arrangements and applicable policies of the Company. Following your hire, you will be eligible to receive an annual comprehensive wellness exam provided through an annual comprehensive wellness exam provider that you reasonably select. This service is paid for by the Company and treated as income to you for tax purposes. Such benefits are subject to the applicable plan documents, and as may be amended or terminated by the Company from time to time.

5.    Indemnification and Insurance. You will be entitled to coverage under such directors and officers liability insurance policies maintained from time to time by the Company for the benefit of its directors and officers. You will enter into an indemnification agreement in the standard form of the Company’s indemnification agreement for senior executives and, to the full extent permitted by such agreement, or any other indemnification agreement entered into by you and the Company, or the Bylaws, the Company will indemnify and hold you harmless from and against all costs, charges and expenses (including reasonable attorney’s fees) and provide for the advancement of expenses incurred or sustained in connection with any action, suit or proceeding to which you or your legal representative may be made a party by reason of your service as a director, officer or employee of the Company or any of its subsidiaries or affiliates. The provisions of this Section 5 will not be deemed exclusive of any other rights that you may have to seek indemnification.
6.    Expenses. Subject to compliance with the Company’s policies, as in effect from time to time, you may incur and be reimbursed by the Company for reasonable expenses on behalf of and in furtherance of the business of the Company. If any reimbursements under this provision are taxable to the you, such reimbursements will be paid on or before the end of the calendar year following the calendar year in which the reimbursable expense was incurred, and the Company will not be obligated to pay any such reimbursement amount for which you fail to submit an invoice or other documented reimbursement request at least thirty (30) business days before the end of the calendar year next following the calendar year in which the expense was incurred. The Company will reimburse you for reasonable legal fees of up to $25,000, subject to applicable taxes and withholding, actually incurred by you in connection with the preparation and execution of this Agreement so long as you accept this offer of employment, actually commence employment with the Company, and furnish the Company with reasonable written supporting documentation with respect to such legal fees.
7.    At Will Employment; Termination. The Company is an “at will” employer and as such, employment with the Company is not for a fixed term or definite period and may be terminated at the will of either party, with or without Cause. Your employment with the Company and this Agreement will terminate immediately upon:
a.    Your death;

b.    At the election of the Company and subject to any limitations imposed under applicable law, in the event of your Disability during the term of your employment. For purposes of this Agreement, the term “Disability” will mean your inability, arising out of any medically determinable physical or mental impairment, to perform the services required of you hereunder for a period of (i) ninety (90) consecutive days or (ii) one hundred and twenty (120) total days during any period of three hundred and sixty-five (365) consecutive calendar days, as reasonably determined by the Board based on the opinion of a qualified physician selected with your consent (which shall not be unreasonably withheld); provided that your employment will not be terminated by reason of Disability prior to your satisfaction of any requirements to qualify for long term disability benefits.
c.    The existence of Cause. For purposes of this Agreement, the term “Cause” will be defined as:
i.    your willful failure to perform, or gross negligence or insubordination in the performance of, your duties and responsibilities to the Company or its Affiliates (other than any such failure from incapacity due to physical or mental illness);
ii.    your indictment or conviction of or plea of guilty or nolo contendere to (A) a felony or (B) a crime involving moral turpitude;
iii.    your engaging in dishonesty in your dealings with the Company or its Affiliates, the commission of fraud or illegal misconduct or gross misconduct;
iv.    any material violation by you of any covenant or restriction contained in this Agreement or any other agreement entered into with the Company or any of its Affiliates; or
v.    any material violation by you of any current or future published policy of the Company or its Affiliates (including, but not limited to, the Company’s discrimination and harassment policy, responsible alcohol policy, insider trading policy, Stock Ownership Guidelines, and code of conduct).
Notwithstanding the foregoing, your employment will not be terminated for Cause pursuant to paragraphs (i), (iv) or (v) unless you are first given written notice from the Company specifying in reasonable detail the conduct alleged to violate such paragraph, and you have failed to cure such conduct, to the extent curable, within fifteen (15) days after receipt of such notice.
d.    At your election for Good Reason (i) by providing notice to the Company specifying in reasonable detail the condition giving rise to the Good Reason no later than thirty (30) days following the date on which you first become aware of the occurrence of that condition; provided, however, that to claim that an event, taken together with another event or events, constitutes Good Reason hereunder, you must have given notice to a member of the Board of such event within a reasonable period, but not more than thirty (30) days, after you first became aware of its occurrence; (ii) by providing the Company a period of thirty (30) days to remedy the condition and (iii) by terminating your employment for Good Reason within thirty (30) days following the expiration of the period to remedy if the Company fails to substantially remedy the condition. For purposes of this Agreement, the term “Good Reason” will be defined as:
i.    the assignment to you of any regular and material job duties inconsistent in any respect with your position (including status, offices, titles, and reporting requirements), authority, duties or responsibilities as in effect on the date hereof, any material diminution in such position, authority, duties or responsibilities; provided, however, that the following will not constitute Good Reason: (A) your ceasing to be a member of the Board as a result of a merger of the Company into an Affiliate or any other similar transaction, so long as you remain on the board of directors of the surviving entity, or (B) any sale, or transfer of equity or assets of the Company or an Affiliate so long as you remain CEO of the Company (or any successor to the Company) following such transaction, provided that a sale or other transfer, in one or a series of related transactions, of a majority of the assets of the Company other than to an entity controlled by the Company will constitute Good Reason, but only if the conditions set forth above in this subsection (i) are also satisfied;
ii.    a reduction by the Company in your base salary as in effect from time to time, unless the same percentage reduction is made in salary of all similarly situated employees; a reduction in your maximum Annual Bonus expressed as a percentage of your base salary, unless the same percentage reduction is made for all similarly situated employees; or a reduction in your Target Bonus;
iii.    the Company requires you to be based at or primarily work from any location more than fifty (50) miles from the location at which you were based or generally worked on the date hereof; or
iv.    a material breach by the Company or any Affiliate of its obligations under this Agreement or any other material agreement with you.
e.    At the election of the Company in its sole discretion, for any reason (other than for Cause);
f.    At your election, upon ninety (90) days’ prior written notice to the Company, provided, however that the Company may accelerate the effective date of the termination if it so chooses; and
g.    Your retirement. Notwithstanding the foregoing, a voluntary termination of employment by you after the occurrence of an event that would constitute Cause will not constitute a retirement.
Termination of employment for all purposes under this Agreement will be determined to have occurred in accordance with the ‘separation from service’ requirements of Code Section 409A and the Treasury Regulations and other guidance issued thereunder, and based on whether the facts and circumstances indicate that Company and you reasonably anticipated that no further services would be performed after a certain date or that the level of your bona fide services after such date (as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period (or actual period of service, if less). For all purposes of this Agreement, termination for Cause will be deemed to have occurred in the event of your resignation when, because of existing facts and circumstances, subsequent termination for Cause can be reasonably foreseen. For the avoidance of doubt, the termination of your employment and this Agreement, for any reason, will not extinguish your obligations specified in Exhibit A hereof.
8.    Payments Upon Termination; Severance.
a.    General. Except as otherwise provided in Section 8(b), in the event of termination of employment pursuant to Section 7:
i.    You or your estate, as appropriate, will be entitled to receive (A) the base salary provided for herein up to and including the effective date of termination, prorated on a daily basis, (B) any vested benefits in pension, retirement or deferred compensation plans maintained by the Company or other amounts accrued and payable under any employee benefit plan, each pursuant to Section 4 above, and (C) any business expenses incurred by you pursuant to Section 6 above but unreimbursed on the date of termination, provided that such expenses and required substantiation and documentation are submitted under Company policy (all of the foregoing, payable subject to the timing limitations described herein, “Final Compensation”).
ii.    All equity awards previously granted to you that are still outstanding will be forfeited, except to the extent otherwise provided in the Plan and applicable award agreement(s).
b.    Severance. The following benefits are conditioned on (i) you or your beneficiary signing and returning to the Company (without revoking) a timely and effective release of your claims existing as of the date on which the release is signed and relating to your employment by the Company and the termination of such employment, which release shall be in substantially the form then used by the Company for senior executives, and shall not require you to release your rights to severance, your rights to indemnification against third party claims, or your rights as a shareholder of the Company, and shall not impose any restrictive covenants upon your activities following employment in addition to those by which you are already bound (the “Release”), and (ii) you not engaging in a material violation of the terms and covenants of Exhibit A of this Agreement, and all benefits under this Section 8 will be subject to applicable taxes and withholding:
i.    In the event of termination of employment pursuant to Section 7(d) or 7(e), you will be entitled to receive as full and complete severance compensation (A) any Annual Bonus earned for the fiscal year preceding that in which termination occurs, but unpaid on the date of termination (the “Unpaid Bonus”), (B) an amount (the “Severance Amount”) equal to the sum of (x) twenty-four (24) months of the base salary at the rate in effect on the date of termination plus (y) a pro-rata Annual Bonus for the year in which such termination of employment occurs, calculated by multiplying the Target Bonus by a fraction, the numerator of which is the number of days you were employed during such year and the denominator of which is 365 (the “Pro-Rata Bonus”), (C) in accordance with the terms of the award agreement entered into in connection with the Transition Award, the Transition Award will fully vest as of the effective date of such termination of employment (the “Accelerated Transition Award”), and (D) a lump-sum cash payment in an amount equal to twelve (12) months of premium costs for COBRA continuation coverage for group medical and dental coverage based on your enrollment election at the time of the termination of your employment with the Company. Severance payments pursuant to Section 8(b)(i)(A), (B), and (D) above will be payable in a lump sum within sixty days following the expiration of the revocation period for the Release. You acknowledge and agree that in the event of termination of employment pursuant to Section 7(d) or 7(e), the payments provided in this Section 8(b) and the Final Compensation provided in Section 8(a) will be the only obligation that the Company or any of its Affiliates will have to you, except to the extent otherwise provided in the Plan and applicable award agreement(s).
ii.    In the event of termination of employment pursuant to Section 7(a) or 7(b), you or your estate, as appropriate, will be entitled to receive (A) the Unpaid Bonus, (B) the Pro-Rata Bonus and (C) the Accelerated Transition Award. You or your estate, as appropriate, acknowledge and agree that in the event of termination of employment pursuant to Section 7(a) or 7(b), the payments provided in this Section 8(b)(ii) and the Final Compensation provided in Section 8(a) will be the only obligation that the Company or any of its Affiliates will have to you except to the extent otherwise provided in the Plan and applicable award agreement(s).
iii.    In the event of termination of employment pursuant to Section 7(g), you will be entitled to receive the Unpaid Bonus; provided, however, that if your termination of employment pursuant to Section 7(g) occurs after you have attained age 60 and on or after the fifth anniversary of the Start Date, in accordance with the terms of the award agreement(s) entered into in connection with the equity-based compensation that is then outstanding pursuant to Section 2(c), such equity-based compensation will vest pro rata as of the effective date of such termination of employment on account of your qualifying retirement and in accordance with the terms of the award agreement(s).
c.    You may also be entitled to payments and benefits under the Company’s Executive Change in Control Plan (the “CIC Plan”); provided, however, in accordance with the terms of the CIC Plan, such payments and benefits described in the CIC Plan will be reduced by the amount of other severance or similar termination payments or benefits provided by the Company to you under this Agreement or other arrangement or any payments or benefits required to be provided by the Company to you under any federal or state law.
9.    Assignability. This Agreement and the rights and duties created hereunder, will not be assignable or delegable by you. The Company will have the right, without your knowledge or consent, to assign this Agreement, in whole or in part and any or all of the rights and duties hereunder, including but not limited to the restrictive covenants of Exhibit A hereof to any person, including but not limited to any Affiliate of the Company, or any successor to the Company’s interest in the restaurants, and you will be bound by such assignment. Any assignee or successor may enforce any restrictive covenant of this Agreement. Notwithstanding the foregoing, the assignment by the Company of this Agreement to any Affiliate, or any other person other than a successor to the Company’s business that assumes and agrees to be bound by this Agreement, shall not constitute a novation and shall not relieve the Company of its obligations hereunder.
10.    Code Section 409A Compliance; Taxes.
a.    To the extent applicable, this Agreement will be interpreted and applied consistent and in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”). To the extent any expense reimbursements or in-kind benefits are subject to Code Section 409A, (i) the amount of expenses reimbursed or in-kind benefits provided in one year will not affect the amount eligible for reimbursement or provided in any subsequent year, (ii) the right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit, and (iii) the Company will reimburse or provide any such eligible reimbursements or benefits by the end of the calendar year next following the calendar year in which the expense was incurred, subject to any earlier required deadline for payment otherwise applicable under this agreement.
b.    You will be responsible for the payment of all taxes applicable to payments or benefits received from the Company. It is the intent of the Company that the provisions of this Agreement and all other plans and programs sponsored by the Company be interpreted to comply in all respects with Code Section 409A, however, the Company will have no liability to you, or any successor or beneficiary thereof, in the event taxes, penalties or excise taxes may ultimately be determined to be applicable to any payment or benefit received by you or any successor or beneficiary thereof.
11.    Repayment of Awards; Forfeiture. The Compensation Committee hereby reserves the right to seek repayment or recovery of compensation, including shares of Common Stock subject to or issued under the Plan, per the Company’s Compensation Recovery Policy, as it may be amended from time to time, or any successor policy thereto. In addition, any award, including any shares of Common Stock subject to or issued under the Plan, is subject to any other recovery, recoupment, clawback and/or other forfeiture policy maintained by the Company from time to time, and is also subject to any applicable law or regulation or the standards of any stock exchange on which the Common Stock is then listed that provide for any such recovery, recoupment, clawback and/or forfeiture. The Compensation Committee may also specify in an award agreement that your rights, payments, and benefits with respect to an award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain events, in addition to applicable vesting conditions. Such events may include, without limitation, breach of non-competition, non-solicitation, confidentiality, or other restrictive covenants that are contained in the Award Agreement or otherwise applicable to you, a termination of your employment for Cause, or other conduct by you that is detrimental to the business or reputation of the Company and/or its Affiliates.

12.    Miscellaneous.
a.    Under the Company’s Stock Ownership Guidelines, by no later than the fifth (5th) anniversary of the Start Date, you will be required to own shares of Common Stock with an aggregate fair market value of at least 6x Base Salary. Unvested restricted stock units and other outstanding awards under the Plan will be taken into account for purposes of calculating this required minimum holding. The amount and method of calculation of this holding requirement may be changed by the Board from time to time by modification of the Company’s Stock Ownership Guidelines.
b.    The validity, interpretation, and performance of this Agreement shall be governed, interpreted, and construed in accordance with the laws of the State of Florida without giving effect to the principles of comity or conflicts of laws thereof.
c.    This Agreement constitutes the full commitments that have been extended to you and shall supersede any prior agreements whether oral or written. However, this does not constitute a contract of employment for any period of time. Should you have any questions regarding these commitments or your ability to conform to Company policies and procedures, please let the Company know immediately. The provisions of this Agreement shall survive the termination of your employment for any reason to the extent necessary to enable the parties to enforce their respective rights hereunder.
d.    THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
THE PARTIES INTEND THAT THIS WAIVER OF THE RIGHT TO A JURY TRIAL BE AS BROAD AS POSSIBLE. BY THEIR SIGNATURES BELOW, THE PARTIES PROMISE, WARRANT AND REPRESENT THAT THEY WILL NOT PLEAD FOR, REQUEST OR OTHERWISE SEEK TO HAVE A JURY TO RESOLVE ANY AND ALL DISPUTES THAT MAY ARISE BY, BETWEEN OR AMONG THEM.
e.    By signing this Agreement, you indicate your acceptance of the Company’s offer. Please keep one original copy of this Agreement for your personal files.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

COMPANY
Bloomin’ Brands, Inc., a Delaware corporation

By:	/s/ Michael Mohan

Title:	Michael Mohan, Chairman of the Board

EXECUTIVE

/s/ Michael Spanos

Michael Spanos

EXHIBIT A – Restrictive Covenants
1.    Noncompetition.
a.    During Term. Except with the prior written consent of the Company, during your employment with the Company, you will not, individually or jointly with others, directly or indirectly, whether for your own account or for that of any other person or entity, engage in or own or hold any ownership interest in any person or entity engaged in a “full service restaurant” business, or any “proposed full service restaurant” to be owned or operated by you or any other person or entity or undertake any planning for any such business, and you will not act as an officer, director, employee, partner, independent contractor, consultant, principal, agent, proprietor or in any other capacity for, nor lend any assistance (financial or otherwise) or cooperation to, any such person or entity. “Full service restaurant” will include, but is not limited to, any restaurant business generally considered to be in the casual dining, polished casual dining or high end casual dining business and “full service restaurants owned or operated by the Company or any of its Affiliates” will include any entity in which the Company, or any of its Affiliates has an interest, including, but not limited to, an interest as a franchisor, but will not include any entities to whose exclusion the Company consents. The term “proposed full-service restaurant” will include all locations for which the Company or any of its franchisees or Affiliates is conducting active, bona fide negotiations to secure a fee or leasehold interest with the intention of establishing a full-service restaurant thereon.
b.    Post Term. For a continuous period of two (2) years commencing on termination of your employment with the Company, regardless of any termination pursuant to Section 7 of the Agreement or any voluntary termination or resignation by you, you will not, individually or jointly with others, directly or indirectly, whether for your own account or for that of any other person or entity, engage in or own or hold any ownership interest in any person or entity engaged in a full service restaurant business that is located or intended to be located within a state (if inside the United States of America) or a country (if outside the United States of America) in which any restaurant owned or operated by the Company or any of its Affiliates is located, or any such proposed full service restaurant to be owned or operated by you or any other person or entity, and you will not act as an officer, director, employee, partner, independent contractor, consultant, principal, agent, proprietor or in any other capacity for, nor lend any assistance (financial or otherwise) or cooperation to, any such person or entity.
c.    Limitation. Notwithstanding subsections (a) and (b) immediately above, it will not be a violation of this Section 1 for (i) you to own a one percent (1%) or smaller interest in any corporation required to file periodic reports with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, or successor statute, or (ii) you from working for or providing services to any entity if such entity, together with its affiliates, derives less than five percent (5%) of consolidated gross revenues from the full service restaurant business and your responsibilities do not primarily involve conduct of the full service restaurant business by such entity.

2.    Nondisclosure; Nonsolicitation; Nonpiracy.
a.    Except in the good faith performance of your duties hereunder, at no time during your employment with the Company, or at any time thereafter, will you, individually or jointly with others, for your benefit or any third party, publish, disclose, use or authorize anyone else to publish, disclose or use any Confidential Information, except (i) to the extent required by law, regulation or valid subpoena, provided that you agree to furnish prompt notice, if legally permitted to do so, to the Company of any required disclosure of Confidential Information sought pursuant to subpoena, court order or any other legal process or requirement, and agree to provide the Company a reasonable opportunity to seek protection of the Confidential Information prior to any such disclosure, or (ii) to the extent that such information becomes publicly known or available through no fault of your own. Further, you may disclose Confidential Information to a government agency as part of a report, complaint, or investigation without providing notice to the Company; but if you make such disclosure, you agree to take reasonable steps to try to prevent the disclosure of Confidential Information beyond these allowable parameters. The Company is not waiving any attorney-client privilege or work-product protection. You will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information. “Confidential Information” means any and all information of the Company and its Affiliates that is not generally known by the public, including by not limited to others with whom they compete or do business, or with whom they plan to compete or do business and any and all non-public information, which, if disclosed by the Company or its Affiliates would assist in competition against them. Confidential Information includes, without limitation, such information relating to (A) the development, research, testing, manufacturing, marketing and financial activities of the Company and its Affiliates, (B) the costs, sources of supply, financial performance and strategic plans of the Company its Affiliates, (C) the identity and special needs of the customers of the Company and its Affiliates, (D) trade and industrial practices, trade secrets, recipes, product specifications, restaurant operating techniques and procedures, marketing techniques and procedures and vendors, and (E) the people and organizations with whom the Company and its Affiliates have business relationships and those relationships. Confidential Information also includes information that the Company or any of its Affiliates have received, or may receive hereafter, belonging to others or which was received by the Company or any of its Affiliates, and is being held, with any understanding, express or implied, that it will not be disclosed.
b.    During your employment with the Company and for two (2) years thereafter, except as is the result of a broad solicitation that is not targeting employees or independent contractors of the Company or any of its franchisees or Affiliates, you will not, directly or indirectly as an officer, director, employee, partner, independent contractor, consultant, principal, agent, proprietor, owner or part owner, or in any other capacity, of or for any person or entity, (i) offer employment to, or hire, any employee of the Company or any of its franchisees or Affiliates, or otherwise directly or indirectly solicit or induce any employee of the v or any of its franchisees or Affiliates to terminate his or her employment with the Company or any of its franchisees or Affiliates, or (ii) solicit or encourage any independent contractor providing services to the Company or any of its franchisees or Affiliates to terminate or diminish its relationship with them. For the purposes of this Agreement, an “employee” or “independent contractor” of the Company or any of its Affiliates is any person who was such at any time within the preceding two years.
3.    Company Property: Duty to Return. All Company property and assets, including but not limited to products, recipes, product specifications, training materials, employee selection and testing materials, marketing and advertising materials, special event, charitable and community activity materials, customer correspondence, internal memoranda, products and designs, sales information, project files, price lists, customer and vendor lists, prospectus reports, customer or vendor information, sales literature, territory printouts, call books, notebooks, textbooks, all other like information or products and all other Confidential Information, including but not limited to all copies, duplications, replications, and derivatives of such information or products, now in your possession or acquired by you while in the employ of the Company, will be the exclusive property of the Company and will be returned to the Company no later than the date of your last day of work with the Company. Except in connection with the good faith performance of your regular duties for the Company or as expressly authorized in writing in advance by the Company, you will not copy any Company property and assets or remove any Company property and assets or copies or derivatives thereof from the premises of the Company.
4.    Inventions, Ideas, Processes, and Designs. All inventions, ideas, recipes, processes, programs, software and designs (including all improvements) related to the business or any prospective activity of the Company will be disclosed in writing promptly to the Company, and will be the sole and exclusive property of the Company, if either (a) conceived, made or used by you during the course of your employment with the Company (whether or not actually conceived during regular business hours) or (b) made or used by you for a period of six (6) months subsequent to the termination or expiration of such employment. Any invention, idea, recipe, process, program, software or design (including an improvement) will be deemed “related to the business of the Company” if (a) it was made with equipment, facilities or Confidential Information of the Company, (b) results from work performed by you for the Company or (c) pertains to the current business or demonstrably anticipated research or development work of the Company. You will cooperate with the Company and its attorneys in the preparation of patent and copyright applications for such developments and, upon request, will promptly assign, and do hereby assign, all such inventions, ideas, recipes, processes, and designs to the Company. The decision to file for patent or copyright protection or to maintain such development as a trade secret will be in the sole discretion of the Company, and you will be bound by such decision. You will provide the Company a complete list of all inventions, ideas, recipes, processes and designs if any, patented or unpatented, copyrighted or non-copyrighted, including a brief description, that you have made or conceived prior to your employment with the Company, and that, therefore, are excluded from the scope of this Agreement.
5.    Restrictive Covenants: Consideration; Non-Estoppel; Independent Agreements; and Non-Executory Agreements. The restrictive covenants of Section 1, Section 2 and Section 4 of this Exhibit are given and made by you to induce the Company to employ you and to enter into this Agreement with you, and you hereby acknowledge that employment with the Company is sufficient consideration for these restrictive covenants. For purposes of 16 C.F.R. 910.2, if applicable, you agree and acknowledge that (i) you are a “senior executive” of the Company, as such term is defined in 16 C.F.R. 910.1, and (ii) this Agreement was entered into prior to the effective date of the restrictions contained in 16 C.F.R. 910.2.
The restrictive covenants of Section 1, Section 2 and Section 4 of this Exhibit will be construed as agreements independent of any other provision in this Agreement, and the existence of any claim or cause of action you may have against the Company, whether predicated upon this Agreement or otherwise, will not constitute a defense to the enforcement of any restrictive covenant.
The refusal or failure of the Company to enforce any restrictive covenant of Section 1, Section 2 or Section 4 of this Exhibit (or any similar agreement) against any other employee, agent, or independent contractor, for any reason, will not constitute a defense to the enforcement by the Company of any such restrictive covenant, nor will it give rise to any claim or cause of action by you against the Company.
6.    Reasonableness of Restrictions; Reformation; Enforcement. The parties hereto recognize and acknowledge that the geographical and time and scope of activity limitations contained in Section 1, Section 2 and Section 4 of this Exhibit are reasonable and properly required for the adequate protection of the Company’s interests. You acknowledge that the Company or its Affiliate is the owner, or the licensee of the trademarks used by it, and the owner or the licensee of the restaurant operating systems. It is agreed by the parties hereto that if any portion of the restrictions contained in Section 1, Section 2 or Section 4 are held to be unreasonable, arbitrary, or against public policy, then the restrictions will be considered divisible, whether as to the time and/or to the geographical area and/or scope of activity, with each month of the specified period being deemed a separate period of time and each radius mile of the restricted territory being deemed a separate geographical area, so that the lesser period of time or geographical area will remain effective so long as the same is not unreasonable, arbitrary, or against public policy. The parties hereto agree that in the event any court of competent jurisdiction determines the specified period or the specified geographical area of the restricted territory or the scope of the restricted activity to be unreasonable, arbitrary, or against public policy, a lesser time period or geographical area or scope of activity that is determined to be reasonable, nonarbitrary, and not against public policy may be enforced against you. If you violate any of the covenants contained herein and if any court action is instituted by the Company to prevent or enjoin such violation, then the period of time during which your business activities will be restricted, as provided in this Agreement, will be lengthened by a period of time equal to the period between the date of your breach of the terms or covenants contained in this Agreement and the date on which the decree of the court disposing of the issues upon the merits will become final and not subject to further appeal.
If either party initiates legal proceedings to enforce, interpret or construe any of the covenants contained in this Agreement, each party will pay its own legal fees, and the prevailing party in such proceedings will be entitled to receive from the non-prevailing party, in addition to all other remedies, all costs of such proceedings including appellate proceedings.

7.    Specific Performance. You agree that a breach of any of the covenants contained in Section 1, Section 2, Section 3 or Section 4 of this Exhibit will cause irreparable injury to the Company for which the remedy at law will be inadequate and would be difficult to ascertain and therefore, in the event of the breach or threatened breach of any such covenants, the Company will be entitled, in addition to any other rights and remedies it may have at law or in equity, to seek an injunction to restrain you from any threatened or actual activities in violation of any such covenants. You hereby consent and agree that temporary and permanent injunctive relief may be granted in any proceedings that might be brought to enforce any such covenants without the necessity of proof of actual damages, and in the event the Company does apply for such an injunction, you will not raise as a defense thereto that the Company has an adequate remedy at law.
8.    Cooperation. You will cooperate fully with all reasonable requests for information and participation by the Company, its agents, or its attorneys, in prosecuting or defending claims, suits, and disputes brought on behalf of or against the Company and in which you are involved or about which you have knowledge. After the termination of your employment, the Company will instruct its attorneys to use reasonable efforts to schedule any proceeding requiring your participation in a manner that minimizes any interference with your personal or professional activities and will reimburse you for all reasonable expenses incurred by you in such cooperation.
9.    Nondisparagement. During the term of employment and at all times thereafter, you will not publicly disparage the Company, its Affiliates, or its or their directors, officers, business or products.  During the term of employment, the Company will not issue any official Company statements that publicly disparage you, unless the Company determines reasonably and in good faith that such statements are true and are necessary to avoid or mitigate reputational damage to the Company. Nothing contained herein will preclude any person from providing truthful testimony in any judicial or administrative proceeding or complying with any whistleblower or similar statute, or shall apply to internal discussions within the Company relating to your performance, or to truthful disclosures made by the Company pursuant to any securities law, or the rules of any securities exchange on which the Company’s shares are listed.

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